Exhibit 99.1

NEWS RELEASE
For Immediate Release
TUFCO TECHNOLOGIES, INC. REPORTS FISCAL YEAR 2008 THIRD QUARTER AND
FIRST NINE MONTHS RESULTS
GREEN BAY, WI (August 12, 2008)—Tufco Technologies, Inc. (NASDAQ: TFCO), a leader in providing diversified contract wet and dry wipes converting and printing, as well as wide web flexographic specialty printing services and business imaging products, today announced that fiscal year 2008 third quarter sales were $30,674,000, up 3% over fiscal year 2007 third quarter sales. For the first nine months of 2008, sales were $85,096,000, up 1% from the comparable period of 2007.
Net income per diluted share for the 2008 third quarter was $0.07 per share compared to $0.06 net income per diluted share for the third quarter of 2007. For the first nine months of 2008, net income per diluted share was $0.12 per share compared to $0.10 for the 2007 first nine months.
In commenting on the results, Louis LeCalsey, Tufco’s President and CEO said, “The general economic slowdown and consequent customer demand shifts continue to be a major challenge for the customers of our Contract Manufacturing sector who are predominately consumer products marketers. While, for the first three quarters of fiscal year 2008, we have been successful in generating financial results better than fiscal year 2007 despite the economic downturn, we will achieve lower sales and net income in the fourth quarter comparable to a year ago when our Contract Manufacturing sector had the benefit of both stronger retail demand and two simultaneous new product launches. We have had success in bringing in several new customers and will start up significant new customer wipes projects early in the first quarter of fiscal year 2009. We are, also, anticipating actively competing in the manufacturing of canister wipes for both existing and new customers when our recently announced canister line becomes operational in the spring of 2009. Our Business Imaging sector, which sells primarily to distributors who focus on the restaurant, convenience store and hospitality industries, is also experiencing the negative impact on those industries associated with the general economic slowdown. But, we anticipate improvements in that sector through fiscal 2009 as initiatives with new customers and new products take hold.”

Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.
Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.
This press release, including the discussion of the Company’s fiscal 2008 results in comparison to fiscal 2007 contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as changes in customer demand for its products, cancellation of production agreements by significant customers including two Contract Manufacturing customers it depends upon for a significant portion of its business, material increases in the cost of base paper stock, competition in the Company’s product areas, an inability of management to successfully reduce operating expenses including labor and waste costs in relation to net sales without damaging the long-term direction of the Company, the Company’s ability to increase sales and earnings as a result of new projects, the Company’s ability to successfully install new equipment on a timely basis, the Company’s ability to produce new products, the Company’s ability to continue to improve profitability, the Company’s ability to successfully attract new customers through our sales initiatives to fill its newly created capacity, the effects of the economy in general and the Company’s ability to improve the run rates for its products. Therefore, the financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO Tufco Technologies, Inc. P. O. Box 23500 Green Bay, WI 54305-3500 (920) 336-0054 (920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.
Condensed Balance Sheets
(Amounts in 000’s)

	June 30,	September 30,
	2008	2007

ASSETS

Cash & Cash Equivalents	$6	$7
Accounts Receivable — Net	13,919	15,302
Inventories	15,704	16,355
Other Current Assets	1,445	1,368

Total Current Assets	31,074	33,032

Property, Plant and Equipment — Net	18,206	19,002
Goodwill — Net	7,212	7,212
Other Assets	122	127

Total	$56,614	$59,373

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts Payable	$10,845	$11,707
Accrued Liabilities	718	513
Income Taxes Payable	325	107
Other Current Liabilities	915	717

Total Current Liabilities	12,803	13,044

Long-Term Debt	3,500	6,192
Deferred Income Taxes	2,524	2,537

Common Stock and Paid-in Capital	25,385	25,351
Retained Earnings	13,953	13,391
Treasury Stock	(1,551)	(1,142)

Total Stockholders’ Equity	37,787	37,600

Total	$56,614	$59,373

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Amounts in 000’s except share and per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net Sales	$30,674	$29,815	$85,096	$84,420

Cost of Sales	29,007	28,165	80,882	80,292

Gross Profit	1,667	1,650	4,214	4,128

SG&A Expense	1,073	1,075	3,089	3,028

Operating Income	594	575	1,125	1,100

Interest Expense (Income)	50	133	218	382
Interest Income and Other (Income) Expense	—	(1)	(18)	(18)

Income Before Income Tax	544	443	925	736

Income Tax Expense	213	156	363	271

Net Income	$331	$287	$562	$465

Net Income Per Share:
Basic	$0.07	$0.06	$0.12	$0.10
Diluted	$0.07	$0.06	$0.12	$0.10

Weighted Average Common Shares Outstanding:
Basic	4,479,743	4,535,640	4,513,831	4,535,376
Diluted	4,488,560	4,572,142	4,525,631	4,562,988